Exhibit 99.1

December 26, 2000

FOR IMMEDIATE RELEASE
---------------------

                      MONTEREY BAY BANCORP, INC. ANNOUNCES:
        REPAYMENT IN FULL OF A $4,825,000 NON-ACCRUAL BUSINESS TERM LOAN;
            $2.1 MILLION INCREASE IN INVESTMENT IN MONTEREY BAY BANK

                                                       Common Stock Symbol: MBBC
                                                          NASDAQ National Market

         Watsonville, CA. December 26, 2000. Monterey Bay Bancorp, Inc. ("Company") today reported the repayment in full of a $4,825,000 business term loan primarily secured by the common stock of a depository institution conducting business outside the State of California. This loan was originated by Monterey Bay Bancorp, Inc. and has been maintained on non-accrual status since the fourth quarter of 1999. At September 30, 2000, the Company had reserved $200,000 for this loan. In addition to all principal owed, the Company also received all related interest and the reimbursement of $16,000 for legal fees.

         Commenting on the repayment, C. Edward Holden, Chief Executive Officer, stated "The repayment of this loan will positively impact the Company's financial profile at the end of our fiscal year, December 31, 2000, particularly in regards to classified asset levels. The repayment also provides the Monterey Bay Bancorp, Inc. holding company with additional liquidity. This integrates effectively with the recent decision by the Board of Directors to invest an additional $2.1 million from the holding company into the Monterey Bay Bank ("Bank") subsidiary to support the Bank's business strategy for 2001."

         Mr. Holden then continued "The repayment of the business term loan provides the holding company with both flexibility and additional resources to further the Bank's ongoing evolution into a community based financial services firm. The enhanced flexibility will permit the Company to consider various opportunities to build shareholder value."

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the economic and real estate market conditions in the Company's market areas, the possibility that the Company will not be successful in achieving its strategic and tactical objectives, changes in liquidity demands upon the Company and its subsidiary, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                        For further information contact:

C. Edward Holden                                         Mark R. Andino
Chief Executive Officer              or                  Chief Financial Officer
(831) 768 - 4840                                         (831) 768 - 4806

                            INFO@MONTEREYBAYBANK.COM
                              Fax: (831) 722 - 6794

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